UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 30, 2012

Compressco Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 4, 2012, Compressco Partners, L.P. (the “Partnership”) and certain of its subsidiaries entered into a First Amendment to Credit Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A. The Amendment amends the Credit Agreement, dated as of June 24, 2011 (the “Credit Agreement”) among the Partnership, Compressco Partners Operating, LLC and Compressco Partners Sub, Inc., each a wholly-owned subsidiary of the Partnership, and JPMorgan Chase Bank, N.A. The primary purpose of the Amendment is to amend the provisions of the Credit Agreement that required $3,000,000 to be set aside as a reserve that could not be borrowed by the Partnership. These amendments included the deletion of the defined term “Availability Block” from the Credit Agreement and conforming changes in other definitions and provisions of the Credit Agreement. The amendments result in (i) an increase in the availability under the Credit Agreement to $20,000,000 from the previous availability of $17,000,000, and (ii) a reduction of the borrowing base under the Credit Agreement by $3,000,000.

JPMorgan Chase Bank, N.A., as well as certain of its affiliates, have performed and may in the future perform for the Partnership various commercial banking, investment banking, lending, underwriting and other financial services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation

On November 30, 2012 the Partnership drew down a total of $4.25 million on its revolving credit facility under the Credit Agreement with JPMorgan Chase Bank, N.A. See below for a further discussion of the Partnership’s revolving credit facility. The Partnership intends to use the majority of these proceeds to fund its ongoing capital expenditures related to the expansion of its Latin American and other international fleet of compressor units and other equipment as a result of increased demand. The Partnership intends to use the remainder of these proceeds domestically to fund its ongoing upgrades of compressor units and for the manufacture of additions to its fleet of compressor units. Subsequent to the borrowing, the Partnership had $10.05 million outstanding under the credit facility.

As previously disclosed, on June 24, 2011, the Partnership entered into the Credit Agreement establishing a $20.0 million revolving credit facility agreement with JPMorgan Chase Bank, N.A. The borrowers under the revolving credit facility are the Partnership, Compressco Partners Operating, LLC and Compressco Partners Sub, Inc., each a wholly owned subsidiary of the Partnership. As amended by  the Amendment, the revolving credit facility includes borrowing capacity available for letters of credit (at a sublimit of $5.0 million) and a $20.0 million uncommitted expansion feature. Amounts borrowed under the revolving credit facility, including the advance reported above, are due and payable, together with all unpaid interest, fees and other obligations, on June 24, 2015, or earlier upon early repayment by the Partnership or exercise by the lender of its rights under the revolving credit facility.

The $10.05 million of borrowings under the revolving credit facility will bear interest at a weighted average initial rate of 2.5986% per annum. Generally, borrowings under the Partnership’s revolving credit facility bear interest at a rate per annum equal to, at the Partnership’s option, either (a) British Bankers Association LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three or six months (as selected by the Partnership) plus a margin of 2.25% per annum or (b) a base rate determined by reference to the highest of (1) the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. or (2) British Bankers Association LIBOR (adjusted to reflect any required bank reserves) for a one-month interest period on such day plus 2.50% per annum. In addition to paying interest on outstanding principal under the Partnership’s revolving credit facility, the Partnership is required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.425% per annum, paid quarterly in arrears. The Partnership is also required to pay customary collateral monitoring fees and letter of credit fees, including, without limitation, a letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to (i) the full text of the Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on June 24, 2011, and incorporated by reference into this Item 2.03, and (ii) the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	First Amendment to Credit Agreement dated as of December 4, 2012, among Compressco Partners, L.P. as borrowers, and JPMorgan Chase Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: December 5, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to Credit Agreement dated as of December 4, 2012, among Compressco Partners, L.P. as borrowers, and JPMorgan Chase Bank, National Association.